EXHIBIT 5.1 LEGAL OPINION OF STOECKLEIN LAW GROUP

STOECKLEIN LAW GROUP, A PROFESSIONAL CORPORATION

PRACTICE LIMITED TO FEDERAL SECURITIES

EMERALD PLAZA
402 WEST BROADWAY	4695 MACARTHUR COURT
SUITE 400	ELEVENTH FLOOR
SAN DIEGO, CALIFORNIA 92101	NEWPORT BEACH, CALIFORNIA 92660
TELEPHONE: (619) 595-4882	TELEPHONE: (949) 798-5541
FACSIMILE: (619) 595-4883	FACSIMILE: (949) 258-5112
EMAIL: djs@slgseclaw.com
WEB: www.slgseclaw.com

April 21, 2008

Board of Directors

GAMMA PHARMACEUTICALS INC.

7477 W. Lake Mead Blvd., Suite 170

Las Vegas, Delaware 89128-1026

RE:	REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

We are counsel to GAMMA PHARMACEUTICALS INC. (the “Company”) in connection with the filing on or about April 9, 2008 of its registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) and the rules and regulations promulgated thereunder (the “Rules and Regulations”). The Registration Statement relates to Fifty-seven thousand Four Hundred and Twenty-three (57,423) shares of the common stock, par value $0.001 per share, of the Company (the “Company Stock”), which have been issued to eligible participants in the Attorneys & Accountants Stock Compensation Plan (the “Plan”) of the Company. The Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

This opinion, given as of the date hereof, is based upon facts and conditions presently known and laws and regulations presently in effect, and is being delivered pursuant to Item 601 of Regulation S-K under the Act.

As counsel to the Company and in rendering this opinion, we have examined the Plan documents and other related written documentation as we have deemed necessary or appropriate to provide on a basis of the opinion set forth below. In our examination, we have assumed the conformity to original documents submitted to us as photostatic copies, the genuineness of all signatures and the taking of all required corporate action in relation with the Plan.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Shares, if issued and sold as described in the Registration Statement

(provided that at least par value is paid for the shares): (i) will have been duly authorized, legally issued, fully paid and nonassessable, (ii) when issued will be a valid and binding obligation of the corporation, and (iii) do not require a permit from any governmental agency.

This opinion does not cover any matters related to any re-offer or re-sale of the Shares by the Plan Beneficiary, once issued pursuant to the Plan as described in the Registration Statement.

Our opinion is subject to the qualification that no opinion is expressed herein as to the application of the state securities or Blue-Sky laws.

This Opinion is furnished by us as counsel to you and is solely for your benefit. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without our prior written consent.

We are members of the bar of the State of California and the opinion set forth herein is limited to matters governed by the Federal laws of the United States of America. This opinion is being furnished to you solely for your benefit in connection with the filing of the Registration Statement pursuant to the Act and the Rules and Regulations and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose, without our prior written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption “Legal Opinion” therein.

Yours Very Truly,

                                                                                                            /s/ Donald J. Stoecklein

Donald J. Stoecklein
For the firm
Stoecklein Law Group